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                                                                    Exhibit 99.3

CONSENT OF MEDICUS' FINANCIAL ADVISOR

We consent to the filing of our opinion dated December 30, 1997 to the Medicus Systems Corporation's Board of Directors attached as Annex B to the Proxy Statement/Prospectus, which is part of this Registration Statement, and to the references to our firm name under the headings "Opinion of Medicus' Financial Advisor," and "Special Factors - Source and Amount of Funds."


/s/ VOLPE BROWN WHELAN & COMPANY, LLC
-------------------------------------
Volpe Brown Whelan & Company, LLC
San Francisco, California

Dated: March 23, 1998